FTE Networks Receives Delisting Notice from NYSE American

NEW YORK, NY, December 19, 2019 – FTE Networks, Inc. (NYSE American: FTNW) (“FTE” or the “Company”), announced that on December 17, 2019 it received a letter from the NYSE American LLC (the “Exchange”) notifying the Company that the Exchange had determined to commence proceedings to delist the Company’s common stock (the “Common Stock”) from the Exchange, pursuant to Section 1003(f)(iii) of the NYSE American Company Guide (the “Company Guide”) because the Company or its management have engaged in operations that, in the opinion of the Exchange, are contrary to the public interest. The common stock was suspended at market close on NYSE American on the same date.

The Exchange stated that it will apply to the Securities and Exchange Commission (the “SEC”) to delist the Company’s common stock upon completion of all applicable procedures, including any appeal by the Company of the Exchange’s delisting determination.

The Company has a right to request a review of this determination by a Committee of the Board of Directors of NYSE Regulation. FTE is considering this and other alternatives open to the Company to act in the best interests of its shareholders and will announce promptly any measures that its board of directors determines are appropriate.

About FTE Networks, Inc.

FTE Networks, Inc. (“FTE”) through its subsidiaries Crosslayer and Juscom divisions provide technology solutions for smart building platforms, edge computing and network infrastructure solutions for residential and commercial properties. We create transformative smart platforms and buildings. FTE’s services are predicated on smart design and consistent standards that reduce deployment costs and accelerate delivery of leading edge projects and services. The Company works with Fortune 100/500 companies, including some of the world’s leading Telecommunications and IT Services Providers as well as REITs and Media Providers.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “believe,” “will,” “intends,” “expects,” and may include statements regarding matters that involve known or unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to differ materially from results expressed or implied by this release. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and market trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. These risk factors and others are included from time to time in documents we file with the Securities and Exchange Commission, including but not limited to, our Form 10-K’s, Form 10-Q’s and Form 8-K’s. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Corporate Contact:

FTE Networks, Inc.

237 W. 35th Street, Suite 601

New York, NY 10001

(877) 850-4308

ir@ftenet.com